UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                             Callon Petroleum Corp.
              ----------------------------------------------------
                                (Name of Issuer)


                              Common Stock - Equity
              ----------------------------------------------------
                         (Title of Class of Securities)


                                   13123X102
              ----------------------------------------------------
                                 (CUSIP Number)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       CUSIP No. 13123x102 13G Page 1 of 4 pages

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Guardian Life Insurance Company of America
      13-5123390
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    a.  |X|
                                    b.  |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      7 Hanover Square
      New York, New York  10004
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                  5     SOLE VOTING POWER
  NUMBER OF
   SHARES               -0-
BENEFICIALLY            --------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             -0-
   PERSON               --------------------------------------------------------
    WITH          7     SOLE DISPOSITIVE POWER

                        -0-
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      -0-
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IC
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 2 of 4 pages

Item 1.   (a)  Callon Petroleum

          (b)  200 North Canal Street
               Natchez, MS 39120

Item 2.   (a)  Incorporated by reference to Item 1 of the second parts of the cover page (pages 1-8 of this Schedule 13G)

          (b)  7 Hanover Square, New York, New York 10004

          (c)  New York, U.S.A.

          (d)  Common Stock

          (e)  CUSIP 13123X102

Item 3.   (c)  Insurance Company as defined in section 3(a)(19) of the Act

Item 4.   -0-

Item 5.   As of 12/31/99 0% was owned.

Item 6.   Not Applicable

Item 7.   Not Applicable

Item 8.     Identification and Classification of Members of the Group.

a. The Guardian Life Insurance Company of America ("Guardian Life"), an insurance company as defined in Section 3(a)(19) of the Act. IC.

                                                               Page 3 of 4 pages

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certification.

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                   (This space intentionally left blank)

                                                               Page 4 of 4 pages

                                 SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, we each certify that the information set forth in this statement is true, complete and correct.

     Each of the undersigned hereby agrees that the forgoing Schedule 13G is to be filed on its behalf by The Guardian Life Insurance Company of America.

Date: February 11, 2000


The Guardian Life Insurance Company of America

By:   /s/ Edward K. Kane
   ---------------------------------------------
     Edward K. Kane, Executive Vice President